EXHIBIT 12.1
First BanCorp
Computation of Ratio of Earnings to Fixed Charges

Nine-Month Period Ended
September 30, 2010
Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(263,151)
Plus:
Fixed Charges (excluding capitalized interest)	295,391

Total Earnings	$32,240

Fixed Charges:
Interest expensed and capitalized	$292,601
Amortized premiums, discounts, and capitalized expenses related to indebtedness	33
An estimate of the interest component within rental expense	2,757

Total Fixed Charges	$295,391

Ratio of Earnings to Fixed Charges	(A)

Excluding Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(263,151)
Plus:
Fixed Charges (excluding capitalized interest)	104,657

Total Losses	$(158,494)

Fixed Charges:
Interest expensed and capitalized	$101,867
Amortized premiums, discounts, and capitalized expenses related to indebtedness	33
An estimate of the interest component within rental expense	2,757

Total Fixed Charges	$104,657

Ratio of Earnings to Fixed Charges	(A)

(A)	For September 30, 2010, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $263.2 million to achieve a ratio of 1:1 for the nine-month period ended September 30, 2010.